Exhibit 10.3

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC.

1585 BROADWAY

New York, New York 10036

CONFIDENTIAL

APRIL 14, 2014

Zebra Technologies Corporation

475 Half Day Road, Suite 500

Lincolnshire, IL 60069

Attention: Michael Smiley

Project Silver

Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (together with its affiliates, “MSSF, “we” or “us”) that you intend to acquire (the “Acquisition”), directly and through one or more newly formed entities, from Motorola Solutions, Inc., a Delaware corporation (the “Seller”), the Seller’s enterprise mobility business (the “Acquired Business”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Facility Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of $2,250,000,000, and (b) the Borrower will (i) seek to issue $1,250,000,000 in aggregate principal amount of its senior unsecured notes (the “Notes”) in a Rule 144A or other private placement, minus the amount of up to $400,000,000 of net proceeds (the “Preferred Stock Proceeds”) received by Borrower from the issuance of mandatory convertible preferred stock prior to the Closing Date on terms reasonably acceptable to MSSF (the “Preferred Stock”), and (ii) to the extent the Borrower is unable to issue the Notes on or prior to the Closing Date or in the full amount of Notes referred to above, borrow up to $1,250,000,000 in aggregate principal amount (or such lesser amount by which the sum of (A) the amount of Notes referred to above and (B) the amount of Preferred Stock Proceeds is less than such amount) of senior unsecured loans under the senior unsecured credit facility (the “Bridge Facility”) described in the Bridge Facility Term Sheet. The Senior Facilities and the Bridge Facility are collectively referred to herein as the “Facilities”.

1.	Commitments.

In connection with the foregoing, MSSF is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the express terms of this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”) and subject only to the satisfaction or waiver of the conditions expressly set forth in the section below entitled “Conditions”.

Commitment Letter

2.	Titles and Roles.

You hereby appoint (a) MSSF to act, and MSSF hereby agrees to act, as a bookrunner and a lead arranger for the Facilities, and (b) MSSF to act, and MSSF hereby agrees to act, as sole administrative agent for the Senior Facilities1 and sole collateral agent for the Senior Facilities, in each case upon the terms expressly set forth in this Commitment Letter and in the Term Sheets and subject only to the satisfaction or waiver of the conditions expressly set forth in the section below entitled “Conditions”. MSSF, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that MSSF will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities2. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

You may, on or prior to the date that is 10 business days after the date of this Commitment Letter, appoint up to seven additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (provided that no more than one such person may be appointed as a joint lead arranger and/or joint bookrunner) (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, in each case together with any of its affiliates performing any such role or undertaking a commitment with respect to the Facilities, an “Additional Committing Lender”, and any such joint lead arrangers, together with MSSF, the “Lead Arrangers”) or confer other titles in respect of any Facility in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of any Facility, (x) each such Additional Committing Lender will assume a portion of the commitments of each Facility that is no less than pro rata to the percentage of economics allocated to such Additional Committing Lender (and MSSF’s commitments with respect to such portion will be reduced ratably) and (y) the economics allocated to any other Additional Committed Lenders and MSSF in respect of the relevant Facilities will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arrangers may agree and (ii) in no event shall (A) any Additional Committing Lender receive economics with respect to any Facility greater than that received by MSSF, or (B) MSSF be entitled to less than 50% of the economics of any of the Facilities.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of their respective commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Lead Arrangers, the “Lenders”) reasonably acceptable to you (such acceptance not to be unreasonably delayed); provided that, notwithstanding the Lead Arrangers’

[1]	It is expected that another financial institution will be administrative agent with respect to the Revolving Facility.
[2]	It is expected that another financial institution will have “lead left” position with respect to the Revolving Facility.

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right to syndicate such Facilities, and receive commitments with respect thereto, (a) no Lead Arranger will syndicate to (i) those banks, financial institutions or other persons separately identified in writing by you to us prior to the date hereof, (ii) bona fide competitors of you or your subsidiaries identified in writing by you to us from time to time, (iii) in the case of clauses (i) and (ii), affiliates of any such person that are reasonably identifiable on the basis of such affiliate’s name, by the name of such affiliate’s manager, sponsor, advisor or similar person or the name of such affiliate’s parent entity or fund family, or (iv) to Excluded Affiliates (as defined below) (collectively, the “Disqualified Institutions”) and no Disqualified Institutions may become Lenders or otherwise participate in the Facilities, and (b) notwithstanding the Lead Arrangers’ right to syndicate such Facilities and receive commitments with respect thereto, (i) no Lead Arranger shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of such Facilities, including its commitments in respect thereof, until after the Closing Date has occurred (and, in any event, no Lead Arranger shall assign its commitments with respect to more than 49% of the aggregate outstanding principal amount of loans under the Facilities originally committed to by such Lead Arranger without your prior written consent, (ii) no assignment or novation by any Lead Arranger shall become effective as between you and the Lead Arrangers with respect to all or any portion of any Lead Arranger’s commitments in respect of the Facilities until the initial funding of the Facilities and (iii) unless you otherwise agree in writing, each Lead Arranger shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a syndication reasonably satisfactory to you and the Lead Arrangers until the date that is the earlier of (a) the date that is 60 days after the Closing Date and (b) the date on which a “Successful Syndication” (as defined in the Fee Letter) is achieved (the “Syndication Date”). Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your and the Borrower’s existing lending and investment banking relationships and, to the extent reasonable and appropriate, the existing lending and investment banking relationships of the Acquired Business, (ii) cause direct contact between senior management, representatives and advisors of you and the Borrower (and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business) and the proposed Lenders at mutually agreed upon times, (iii) assist (and, to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a customary Confidential Information Memorandum for each of the Facilities and other customary and reasonably available marketing materials to be used in connection with the syndication (the “Information Materials”), (iv) provide or cause to be provided a detailed business plan or projections of the Borrower and its subsidiaries (including the Acquired Business) for the years 2014 through 2020 and for the eight quarters beginning with the second quarter of the Borrower’s fiscal year 2014, in each case in a form and substance reasonably satisfactory to the Lead Arrangers (the “Projections”) in connection with the syndication of the Facilities, (v) prior to the launch of the syndication, your using commercially reasonable efforts to obtain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and public ratings for each of the Facilities and the Notes from each of S&P and

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Moody’s, and (vi) host, with the Lead Arrangers, not more than two meetings of prospective Lenders at times and locations to be mutually agreed. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the compliance with any of the provisions of this Commitment Letter (other than Exhibit C attached hereto) nor the commencement or completion of the syndication of the Facilities nor the obtaining of the ratings referenced above, shall constitute a condition precedent to the commitments hereunder or to the funding of the applicable Facility on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Acquired Business or your or its respective affiliates and the only financial statements that shall be required to be provided to the Lead Arrangers in connection with the syndication of the Facility shall be those required to be delivered pursuant to clauses (3) and (4) of Exhibit C hereto.

You agree, at the request of the Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available (or customarily contained in any offering memorandum for the Notes) or (b) not material with respect to the Borrower and its subsidiaries or the Acquired Business or any of your or their respective securities for purposes of United States Federal and state securities laws assuming such laws are applicable to you, the Acquired Business or your or its respective subsidiaries (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of the Confidential Information Memorandum, you agree to execute and deliver to the Lead Arrangers (i) a customary authorization letter in which you authorize distribution of the Confidential Information Memorandum to Lenders’ employees willing to receive Private Lender Information and (ii) a separate letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall, in the case of this clause (ii), include a customary “10b-5” representation (subject, in the case of Information Materials pertaining to the Acquired Business, to the actual knowledge of an executive officer or other officer, in each case, involved in the Transactions). You further agree that each document to be disseminated by the Lead Arrangers to any Lender in connection with the Facilities will, at the request of the Lead Arrangers, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information; provided that in the absence of any such identification or in the absence of express identification of Information Materials as “PUBLIC”, all Information Materials shall be deemed to contain Private Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Facilities (excluding, if applicable, any specifically identified confidential schedules thereto); (2) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Facilities. If you advise us in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that any of the foregoing items should be distributed only to private Lenders, then the Lead Arrangers will not distribute such materials to public Lenders without your consent.

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The Lead Arrangers will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions (subject to your consent (such consent not to be unreasonably withheld or delayed) and excluding Disqualified Institutions) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders (subject to your right to allocate commitments and consent rights, as described above).

4.	Information.

You hereby represent and warrant that (a) (to the actual knowledge of an executive officer or other officer, in each case, involved in the Transactions insofar as it applies to information concerning the Acquired Business, its subsidiaries and their respective businesses) all written information concerning you, the Borrower, the Acquired Business and your and their respective subsidiaries and businesses (other than the Projections, estimates, budgets, other forward-looking information and information of a general economic or industry nature) that has been or will be made available by you or on your behalf to any Lead Arranger in connection with the Transactions (the “Information”), taken as a whole (and, in the case of information related to the Acquired Business and its subsidiaries and their respective businesses, to the actual knowledge of an executive officer or other officer, in each case, involved in the Transactions) is or will be, when furnished and taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections contained in the Confidential Information Memorandum will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof based on information provided by the Acquired Business or its representatives; it being recognized by the Lead Arrangers that such Projections (i) are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material) and (ii) are not a guarantee of performance. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the completion of a Successful Syndication, you have become aware that any of the representations in the preceding sentence would be incorrect in any material respect (to the actual knowledge of an executive officer or other officer, in each case, involved in the Transactions insofar as it applies to information concerning the Acquired Business, its subsidiaries and their respective businesses), if the Information and Projections were being furnished at such time, and such representations were being made, at such time, then you will (and will use your commercially reasonable efforts with respect to Information and Projections concerning the Acquired Business, its subsidiaries and their respective businesses) promptly supplement the Information and the Projections such that such representations will be correct in all material respects (to the actual knowledge of an executive officer or other officer, in each case, involved in the Transactions insofar as it applies to information concerning the Acquired Business, its subsidiaries and their respective businesses) under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

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5.	Fees.

As consideration for the Lead Arrangers’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause to be paid) to the Lead Arrangers the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

The Lead Arrangers’ commitments hereunder, and our agreements to perform the services described herein, are subject to only the conditions set forth in (i) with respect to the Senior Facilities, the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit A hereto, (ii) with respect to the Bridge Facility, the section entitled “Conditions Precedent to Borrowing” in Exhibit B hereto and (iii) Exhibit C hereto, and upon the satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding of the Facilities shall occur (except to the extent of the amount of the gross proceeds of the Notes, to the extent Notes are issued in lieu of the Bridge Facility or a portion thereof); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter and the definitive documentation for the Facilities, other than those that are expressly stated in clauses (i) through (iii) above.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter or the definitive documentation for the Facilities or any other agreement or undertaking related to the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Seller or the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth (i) with respect to the Senior Facilities, in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit A hereto, (ii) with respect to the Bridge Facility, in the section entitled “Conditions Precedent to Borrowing” in Exhibit B hereto and (iii) in Exhibit C attached hereto are satisfied or waived (it being understood that to the extent any lien search, delivery of evidence of insurance, delivery of any guarantee or Collateral or any security interests therein (including the creation or perfection of any security interest) (other than (x) grants of Collateral subject to the Uniform Commercial Code that may be perfected by the filing of Uniform Commercial Code financing statements and (y) the delivery of stock certificates for certificated stock of the Borrower’s material domestic subsidiaries that are part of the Collateral) is or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, without undue burden or expense, the delivery of such lien search, evidence of insurance, guarantee and/or Collateral (and perfecting of security interests therein) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall (x) with respect to execution and delivery of guarantees by Subsidiary Guarantors (as defined in Exhibit A), be delivered as promptly as commercially reasonably practicable upon organizational authorization thereof, which authorization shall be done as promptly as commercially reasonably practicable following the consummation of the Acquisition and the initial funding of the Senior Secured Facilities and (y) with respect to all other actions specified herein, be required to be delivered as promptly as

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commercially reasonably practicable following the Closing Date, but in any event within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the Administrative Agent) pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Subsidiary Guarantors, as applicable, set forth in the Term Sheets relating to organizational existence of the Borrower and the Subsidiary Guarantors, corporate power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facilities, the enforceability of such documentation, Federal Reserve margin regulations; the PATRIOT Act; the Investment Company Act; use of proceeds not in violation of FCPA or OFAC, no conflicts between the definitive documentation for the Facilities and the organization documents of the Loan Parties, as it relates to the entering into and performance of the definitive documentation for the Facilities; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (with solvency being determined in a manner described in Exhibit D attached hereto); and, subject to the parenthetical in the immediately preceding sentence, creation and perfection of security interests in the Collateral; provided that the creation and perfection of security interests in the Collateral shall not be a Specified Representation with respect to the Bridge Facility. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement Representations or the Specified Representations are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect”, as defined in the Acquisition Agreement (“Company Material Adverse Effect”) for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”

7.	Indemnification; Expenses.

You agree to indemnify and hold harmless the Lead Arrangers and their respective officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns, it being understood that in no event will this indemnity apply to any Lead Arranger in its capacity as (a) a financial advisor to the Acquired Business or the Sellers in connection with the Acquisition or any other potential acquisition of or by the Acquired Business or its affiliates or (b) as a co-investor in the Transactions or any potential acquisition of or by the Company or its affiliates (collectively, the “Indemnified Persons” and each individually an “Indemnified Person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Facilities or any claim, litigation, investigation or proceeding (any of the foregoing, an “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Acquired Business or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses of one firm of counsel for all Indemnified Persons (taken as a whole) (and (x) if necessary, one firm of local counsel in each relevant material jurisdiction and (y) solely in the case of an actual conflict of interest, one additional firm of counsel as necessary to the affected Indemnified Persons taken as a whole), but no other third-party advisors without your prior consent, incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to

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have resulted primarily from the (A) willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, (B) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under this Commitment Letter, the Term Sheets or the Fee Letter or (C) any claim, litigation, investigation or proceeding that does not involve an act or omission by you or any of your subsidiaries and that is brought by an Indemnified Person against any other Indemnified Person other than any claim, litigation, investigation or proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Facilities. Each Indemnified Person agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by you to such Indemnified Person in respect of losses, claims, damages, liabilities or expenses paid by you to such Indemnified Person that are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from any of the circumstances described in clauses (A), (B) or (C) of the foregoing sentence. For purposes hereof, a “Related Indemnified Person” of any Indemnified Person shall include (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Facilities.

In addition, you agree to reimburse the Lead Arrangers from time to time, upon presentation of an invoice, for all reasonable and documented out-of-pocket expenses of the Lead Arrangers’ (including, but not limited to, reasonable and documented out-of-pocket expenses of the Lead Arrangers’ due diligence investigation, consultants’ fees (to the extent any such consultant has been hired with your prior consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheets, but in the case of legal fees and expenses, limited to the reasonable fees and reasonable documented out-of-pocket expenses of Davis Polk & Wardwell LLP as legal counsel and one firm of local counsel in each applicable material jurisdiction) incurred in connection with the preparation, negotiation or enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith.

You agree that, notwithstanding any other provision of this Commitment Letter, no party hereto shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages. You shall not be liable for any settlement of Proceedings effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment against an Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

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In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any Proceeding; provided however that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person other than pursuant to this “Indemnity; Expenses” section or from any liability that you may have to such Indemnified Person other than pursuant to this “Indemnity; Expenses” section, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there are actual conflicts of interest between you and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional conflicts and local counsel as provided herein.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Lead Arrangers may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise; provided that the Lead Arrangers and their affiliates shall not provide any such services to any other person or entity in connection with such person or entity’s proposed acquisition of the Acquired Business. None of the Lead Arrangers and their affiliates will use confidential information obtained from you, the Borrower or the Acquired Business by virtue of the transactions contemplated by this Commitment Letter or any of their other respective relationships with you, the Borrower or the Acquired Business in connection with the performance by them and their respective affiliates of services for other persons or entities, and, consistent with the policy of the Lead Arrangers to hold in confidence the affairs of their customers, the Lead Arrangers and their affiliates will not furnish any such information to other such persons or entities. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Lead Arrangers is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Lead Arrangers have advised or are advising you on other matters, (b) the Lead Arrangers, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Lead Arrangers, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Lead Arrangers are engaged in a broad range of transactions that may involve interests that differ from your interests (except as otherwise provided herein) and that the

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Lead Arrangers have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Lead Arrangers for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Lead Arrangers shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that the Lead Arrangers are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Lead Arrangers shall have no responsibility or liability to you with respect thereto. Any review by the Lead Arrangers of the Borrower, the Acquired Business, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lead Arrangers and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each of the Lead Arrangers is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Lead Arranger may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Acquired Business and other companies with which you, the Borrower or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any such Lead Arranger or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto (except by you to the ultimate Borrower or one or more of your affiliates that is a newly formed entity in connection with the Transactions, including any foreign subsidiary or foreign affiliate reasonably acceptable to MSSF) without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Any and all obligations of, and services to be provided by, MSSF hereunder (including, without limitation, MSSF’s commitment) may be performed and any and all rights of MSSF hereunder may be exercised by or through any of its affiliates (other than an Excluded Affiliate) or branches and, in connection with such performance or exercise, MSSF may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to MSSF hereunder and shall be bound by the provisions of Section 12. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Lead Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter

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by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Lead Arranger shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct, bad faith or gross negligence of such Lead Arranger (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence, bad faith or willful misconduct). The Lead Arrangers may, with your prior consent (not to be unreasonably withheld or delayed), place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Lead Arrangers. This Commitment Letter and the Fee Letter supersede all prior or simultaneous understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE YOUR OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT AND (C) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT (IN EACH CASE WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection

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which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE TERM SHEETS, ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of the Lead Arrangers pursuant hereto, shall be disclosed to any other person without our prior written approval (which may include through electronic means) except that you may disclose (a) this Commitment Letter, the Term Sheets and the Fee Letter and the contents hereof and thereof (i) to your and the Borrower’s respective officers, directors, agents, employees, affiliates, members, partners, controlling persons, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need to know basis or (ii) as required by applicable law, compulsory legal process, pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or to the extent required by governmental and/or regulatory authorities or pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding (in which case you agree to inform us promptly thereof prior to such disclosure, to the extent lawfully permitted to do so), (b) this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof to the Acquired Business, the Sellers and their respective officers, directors, agents, employees, affiliates, members, partners, controlling persons, agents, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need to know basis (provided that any such disclosure of the Fee Letter or the contents thereof shall be subject to redaction of the fee amounts, the economic provisions of the securities demand provisions contained therein and the “market flex” provisions (other than the price “flex” provisions) contained therein in a manner reasonably acceptable to the Lead Arrangers), (c) the existence and contents of the Term Sheets to any rating agency, (d) the existence and contents of this Commitment Letter and the Term Sheets to a potential Lender in connection with the Transactions on a confidential and need to know basis, (e) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public filing relating to the Transactions, (f) the existence and contents of this Commitment Letter and the Term Sheets in any proxy, public filing, prospectus, offering memorandum, offering circular, syndication materials or other

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marketing materials in connection with the Acquisition or the financing thereof, and (g) in connection with any remedy or enforcement of any right under the Commitment Letter; provided that the foregoing restrictions shall cease to apply after the definitive documentation for the Facilities shall have been executed and delivered by the parties thereto (other than in respect of the Fee Letter and the contents thereof).

Each Lead Arranger agrees to keep confidential, and not to publish, disclose or otherwise divulge, information obtained from or on behalf of you, the Acquired Business or your or their respective affiliates in the course of the transactions contemplated hereby, except that the Lead Arrangers shall be permitted to disclose such confidential information (a) in consultation with you, the existence and contents of the Term Sheet to rating agencies, (b) to their respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective affiliates involved in the Transactions (other than Excluded Affiliates) who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis, (c) on a confidential basis to any bona fide potential Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution and other persons to whom you have affirmatively declined to consent to the syndication or assignment thereto prior to the disclosure of such confidential information to such person) that agrees to keep such information confidential in accordance with the provisions of this paragraph (or language substantially similar to this paragraph that is reasonably acceptable to you) for the benefit of you, (d) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to inform you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (e) to the extent requested by any bank regulatory authority having jurisdiction over a Lead Arranger (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (f) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Term Sheets, the Fee Letter or other confidential or fiduciary obligation owed by such Lead Arranger to you, the Acquired Business or their respective affiliates or (ii) becomes available to the Senior Arrangers on a non-confidential basis from a source other than you or on your behalf that, to such Lead Arranger’s knowledge, is not in violation of any confidentiality obligation owed to you, the Acquired Business or your or their respective affiliates, (g) to the extent you shall have consented to such disclosure in writing (which may include through electronic means) (such consent not to be unreasonably withheld or delayed), (h) in protecting and enforcing the Lead Arrangers’ rights with respect to this Commitment Letter, (i) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or (j) to the extent independently developed by such Lead Arranger without reliance on confidential information; provided that, no such disclosure shall be made to any affiliates that are engaged in the sale of the Acquired Business and its subsidiaries, including through the provision of advisory services (the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or the Lead Arrangers’ internal policies and procedures, to act in a supervisory capacity and the Lead Arrangers’ internal legal, compliance, risk management, credit or investment committee members. The Lead Arrangers’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provision in the Facilities Documentation upon the effectiveness thereof and, in any event will terminate on the date that is one year from the date hereof.

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13

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Lead Arrangers’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter as specified herein, shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation upon the occurrence of the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate (on a pro rata basis among the Lead Arrangers) the Lead Arrangers’ commitments hereunder at any time subject to the provisions of the preceding sentence.

14.	PATRIOT Act Notification.

The Lead Arrangers hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lead Arranger and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Lead Arranger or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lead Arranger and each Lender. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 14, 2014. The Lead Arrangers’ offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Lead Arrangers have not

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received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Lead Arrangers only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that (a) the Closing Date does not occur on or before 11:59 p.m., New York City time, on April 13, 2015, (b) the Acquisition closes without the use of the Facilities (and, with respect to the Bridge Facility, unless Notes are issued in lieu of the Bridge Facility) (in each case, as to such Facility) or (c) the Acquisition Agreement is validly terminated prior to the closing of the Acquisition, then this Commitment Letter and the Lead Arrangers’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Lead Arrangers shall, in its discretion, agree to an extension; provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

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The Lead Arrangers are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
Name:	Andrew W. Earls
Title:	Vice President

Accepted and agreed to as of

the date first above written:

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Michael C. Smiley
Name:	Michael C. Smiley
Title:	Chief Financial Officer

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EXHIBIT A

CONFIDENTIAL

Project Silver

$2,250,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter and the other Exhibits attached to the commitment letter to which this Exhibit A is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Borrower:	Zebra Technologies Corporation, a Delaware corporation (the “Borrower”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) the enterprise mobility business of Motorola Solutions, Inc. (the “Seller”) pursuant to a master acquisition agreement (the “Acquisition Agreement”) to be entered into among the Borrower, one or more new entities formed by the Borrower for purposes of completing such Acquisition, and the Seller. In connection with the Acquisition, (a) the Borrower will acquire the Acquired Business from the Seller, (b) the Borrower will obtain the senior secured credit facilities described below under the caption “Senior Facilities”, (c) the Borrower will (i) seek to issue up to $1,250,000,000 in aggregate principal amount of its notes (the “Notes”) in a Rule 144A or other private placement, minus the amount of Preferred Stock Proceeds, and (ii) to the extent the Borrower is unable to issue the Notes on or prior to the date the Acquisition is consummated or in the full amount contemplated above, borrow up to $1,250,000,000 in aggregate principal amount (or such lesser amount by which the sum of (A) the amount of Notes referred to above and (B) the amount of Preferred Stock Proceeds is less than such amount) of senior unsecured loans (the “Bridge Loans”) under a new senior unsecured credit facility (the “Bridge Facility”), (d) certain of the existing indebtedness of the Acquired Business and its subsidiaries outstanding as of the Closing Date (the “Existing Debt”) shall be repaid and (e) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Senior Facilities Term Sheet

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”), will act as sole administrative agent (the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (excluding Disqualified Institutions) (together with MSSF, the “Lenders”), and will perform the duties customarily associated with such roles

Bookrunners and Lead Arrangers:	MSSF will act as a bookrunner and lead arranger for the Senior Facilities described below (collectively, in such capacities, the “Lead Arranger”, and, together with the Additional Committing Lenders or their respective affiliates acting as additional arrangers pursuant to the Commitment Letter, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Collateral Agent:	At the option of the Lead Arranger and with the consent of the Borrower, one or more financial institutions identified by the Lead Arranger (in such capacity, the “Collateral Agent”) for both the Term Facility and the Revolving Facility.

Syndication Agent:	At the option of the Lead Arranger and with the consent of the Borrower, one or more financial institutions identified by the Lead Arranger (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Lead Arranger and with the consent of the Borrower, one or more financial institutions identified by the Lead Arranger (in such capacity, the “Documentation Agent”).

Senior Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of $2,000,000,000 (the “Term Facility”); the loans under the Term Facility (the “Term Loans”).

(B)	A senior secured revolving credit facility in an aggregate principal amount of $250,000,000 (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit. The Revolving Facility will be available in U.S. Dollars and certain foreign currencies to be agreed.

Senior Facilities Term Sheet

A Lender under the Revolving Facility that agrees to act as swingline lender and who is reasonably acceptable to the Borrower and the Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon. Any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Incremental Term and Revolver:

The Borrower shall be entitled, subject to satisfaction of the following conditions, on one or more occasions (in each case in an aggregate principal or committed amount not less than $5,000,000) to incur additional term loans (the “Additional Term Loans”) under the Term Facility or under a new term loan facility to be included in the Senior Facilities (except as noted below) (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility and/or one or more new tranches of revolving credit facilities (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as the “Incremental Facilities”) in an aggregate principal amount of (1) $300,000,000 plus (2) all voluntary prepayments and commitment reductions of the Senior Facilities (excluding any such voluntary prepayments of Incremental Facilities to the extent such Incremental Facilities were incurred pursuant to clause (3) hereof) plus (3) an unlimited amount so long as such amount at such time could be incurred without causing the pro forma Consolidated Total Secured Net Leverage Ratio (as defined below) to exceed the Consolidated Total Secured Net Leverage Ratio (as defined below) in effect on the Closing Date (assuming for purposes of this calculation that (x) all additional amounts under the Incremental Facilities and the Incremental Notes (as defined below) are “senior secured” for this purpose, (y) the full committed amount of any Incremental Revolving Facility or Incremental Notes shall be treated as outstanding for such purpose and cash proceeds of any such Incremental Facilities and Incremental Notes shall not be netted from indebtedness for purposes of calculating compliance with such Consolidated Total Secured Net Leverage provided that to the extent the proceeds of any; Ratio

Senior Facilities Term Sheet

such Incremental Facility or Incremental Notes are to be used to repay indebtedness, it shall not limit the Borrower’s ability to give pro forma effect to such repayment of indebtedness and (z) and all other appropriate pro forma adjustments) on terms agreed by the Borrower and the lender(s) providing the respective Incremental Facility) (of which not more than $150,000,000 may be in the form of Incremental Revolving Facilities), provided that (i) any Incremental Revolving Facility shall be subject to substantially the same terms and conditions (other than pricing, fees, maturity and other immaterial terms which shall be determined by the Borrower and the lenders providing such Incremental Revolving Facility) as the Revolving Facility; provided that the final maturity of such Incremental Revolving Facility may be the same or later (but not sooner) than the final stated maturity date applicable to the then existing Revolving Facility, (ii) no event of default exists or would exist immediately after giving effect thereto, subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Facility are being used to finance an acquisition or any other permitted investment, (iii) loans to be made under an Incremental Term Facility (each, an “Incremental Term Loan”), or Incremental Revolving Facility shall be subject to the terms as determined by the Borrower and the lenders providing such Incremental Facility, except that, unless such Incremental Term Loans are made a part of the Term Facility (in which case all terms thereof shall be identical to those of such Term Facility) or such Incremental Revolving Facility is made part of the Revolving Facility (in which case all terms thereof shall be identical to those of the Revolving Facility), (a) the “effective margin” applicable to the respective Incremental Term Loans or Incremental Revolving Facility, as applicable (which, for such purposes only, shall be deemed (x) to include all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life to maturity of such loans and (2) four years) payable to all Lenders providing such Incremental Term Loans or Incremental Revolving Facility, as applicable, (y) if the Incremental Term Loans or Incremental Revolving Facility, as applicable, include an interest rate floor greater than the applicable interest rate floor under the initial Term Loans or initial Revolving Loans, as applicable, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the

Senior Facilities Term Sheet

interest rate margin under the initial Term Loans or the initial Revolving Loans, as applicable, shall be required, but only to the extent an increase in the interest rate floor in the initial Term Loans or the initial Revolving Loans, as applicable, would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the initial Term Loans or the initial Revolving Loans, as applicable, shall be increased to the extent of such differential between interest rate floors and (z) shall exclude structuring, arrangement or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans or in respect of such Incremental Revolving Facility) determined as of the initial funding date for such Incremental Term Loans or Incremental Revolving Facility may exceed the “effective margin” applicable to the initial Term Loans or the initial Revolving Loans, as applicable (determined on the same basis as provided in the preceding parenthetical) by up to (but not more than) 0.50% (all adjustments made pursuant to this clause (iii)(a), the “MFN Adjustment”); provided that if any Incremental Term Loan or Incremental Revolving Facility, as applicable, is incurred more than 12 months after the Closing Date, the MFN Adjustment shall not apply, (b) the final stated maturity date for such Incremental Term Loans may be the same or later (but not sooner) than the final stated maturity date applicable to the then existing Term Loans, (c) the amortization requirements for such Incremental Term Loans may differ, so long as the weighted average life to maturity of such Incremental Term Loans is no shorter than the weighted average life to maturity applicable to the then outstanding Term Loans (without giving effect to any prepayments), (d) such Incremental Term Loans, to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding applicable Term Loans, or be guaranteed by any person other than a Loan Party under the then outstanding applicable Term Loans, (e) Incremental Term Loans may rank junior in right of security with the other Senior Facilities or be unsecured, in which case, the Incremental Term Facility pursuant to which such Incremental Term Loans are extended will be established as a separate facility from the then existing Term Loan Facilities and/or the Borrower may issue, in lieu of an Incremental Term Facility, first lien secured or junior lien secured or unsecured

Senior Facilities Term Sheet

notes (the “Incremental Notes”) (in each case, to the extent secured, subject to customary intercreditor terms to be reasonably acceptable to the Agent and the Borrower) and, in each case, the provisions of preceding clause (a) shall not apply (provided that, (i) such Incremental Notes do not mature on or prior to the then final stated maturity date of the then outstanding Term Loans and the weighted average life to maturity of such Incremental Notes is no shorter than the weighted average life to maturity applicable to the then outstanding Term Loans (without giving effect to any prepayments) and (ii) such Incremental Notes, to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding applicable Term Loans, or be guaranteed by any person other than the Guarantors under the then outstanding applicable Term Loans) and (f) the covenants, events of default and guarantees of such Incremental Term Loans or Incremental Notes, if not consistent with the terms of the corresponding initial Term Loans, shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the initial Term Loans unless (1) Lenders under the initial Term Facility also receive the benefit of such more restrictive terms or (2) any such provisions apply after the maturity date of the Term Facility, and (iv) any such Incremental Term Facility shall, except as provided otherwise in clause (iii) above, be secured on a pari passu basis by the same Collateral securing, the Senior Facilities.

The Borrower may seek commitments in respect of Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith; provided, that with respect to new Lenders who will provide commitments under any Incremental Revolving Facility, the consent of the Agent shall be required, not to be unreasonably withheld, delayed or conditioned.

Refinancing Facilities:

The Senior Facilities Documentation (the “Senior Facilities Documentation”) will permit the Borrower to refinance (x) Term Loans or Additional Term Loans or (y) commitments under the Revolving Facility or any Incremental Revolving Facility, in each case, from time to time, in whole or part, with one or more new term loan facilities (each a “Refinancing Term Facility”) or one or more new

Senior Facilities Term Sheet

revolving loan facilities (each a “Refinancing Revolving Facility” and together with any Refinancing Term Facility, each, a “Refinancing Facility”), as applicable, under the Senior Facilities Documentation, solely with the consent of the Borrower and the institutions providing such Refinancing Facility, as applicable, with one or more additional series of senior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis or senior secured notes or loans that will be secured by the Collateral on a junior basis with the Senior Facilities (and such notes or loans, “Refinancing Notes”); provided (i) with respect to Refinancing Facilities or Refinancing Notes that are secured, customary intercreditor agreements are entered into which are reasonably acceptable to the Borrower and applicable Agent, (ii) any Refinancing Term Facility or Refinancing Notes does not mature prior to the stated maturity date of, or have a shorter weighted average life than, loans under the Term Facilities being refinanced (without giving effect to prepayments), or, with respect to any Refinancing Notes, have mandatory prepayment provisions (other than related to customary asset sale, similar events and change of control offers) that would result in mandatory prepayment of such Refinancing Notes prior to, the loans under the Term Loan Facilities being refinanced (it being understood the Borrower shall be permitted to prepay or offer to purchase any first lien secured Refinancing Notes pursuant to the second paragraph of the “Mandatory Prepayments” section below), (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (iv) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount of the Term Loan Facility or Revolving Credit Facility (as applicable) being refinanced or replaced, plus any fees, premiums, original issue discount and accrued interest associated therewith and costs and expenses related thereto, plus such additional amounts to the extent otherwise permitted to be incurred under the Senior Facilities Documentation (provided the applicable baskets are utilized in connection with the incurrence of such additional amounts of indebtedness), and such Term Loan Facility or Revolving Credit Facility being refinanced or replaced will be permanently reduced simultaneously with the issuance thereof, (v) the Senior Facilities Documentation will contain

Senior Facilities Term Sheet

provisions providing for the pro rata treatment of the payment, borrowing, participation and commitment reduction of the Revolving Facility and any Refinancing Revolving Credit Facility, (vi) and the Refinancing Facility or Refinancing Notes, to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding applicable Term Loans, or be guaranteed by any person other than the Guarantors under the then outstanding Term Loans and (vii) the covenants, events of default and guarantees of such Refinancing Facility or Refinancing Notes, if not consistent with the terms of the corresponding initial Term Loans, shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the initial Term Loans unless (1) Lenders under the initial Term Loan Facility also receive the benefit of such more restrictive terms or (2) any such provisions apply after the maturity date of the Term Loan Facility. In connection with any Refinancing Facility or Refinancing Notes, the Senior Facilities Documentation will provide the Borrower the right to require the applicable Lenders to assign their loans and commitments to the providers of any such Refinancing Facility or Refinancing Notes.

Purpose:	(A)	The proceeds of the Term Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Facilities (the “Closing Date”), together with the proceeds of the Notes or Bridge Loans or Preferred Stock Proceeds (if any), solely (a) to pay the consideration for the Acquisition (the “Merger Consideration”), (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

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(B)	The proceeds of loans under the Revolving Facility will be utilized (a) on the Closing Date to fund (x) a portion of the Merger Consideration, fees and expenses in connection with the Transactions, and other general corporate purposes in an amount not to exceed $25,000,000 and (y) upfront fees or OID in respect of any of the Senior Facilities (imposed pursuant to the “flex” provisions in the Fee Letter), Bridge Facility and/or in connection with the issuance of the Notes and (b) thereafter, from time to time for general corporate purposes (including acquisitions, investments, restricted payments and other transactions not prohibited by the Senior Facilities Documentation), working capital, and capital expenditures. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower or its subsidiaries and for other purposes to be mutually agreed.

(C)	Letters of credit will be used solely to support obligations by the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)	The loans under the Revolving Facility will be available on the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the existence of a payment or bankruptcy event of default, the applicable interest rate plus 2.0% per annum will be paid on overdue principal and with respect to other overdue amounts, such overdue amounts shall bear interest at a rate equal to 2.0% per annum plus the rate applicable to “Base Rate” loans, in each case, other than to Defaulting Lenders (defined below).

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by one or more Lenders under the Revolving Facility that agree to act as an issuing bank and that are reasonably acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the final maturity of

Senior Facilities Term Sheet

the Revolving Facility (unless collateralized or backstopped in a manner to be mutually agreed); provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above) (unless collateralized or backstopped in a manner to be mutually agreed).

Drawings under any letter of credit shall be reimbursed by the Borrower on the business day following receipt of written notice by the Borrower from the Issuing Bank (whether with its own funds or with proceeds of borrowings under the Revolving Facility). To the extent that the Borrower does not reimburse the Issuing Bank within such time period, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	(A)	Term Facility

The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments commencing at the end of the second full fiscal quarter ending after the Closing Date in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility (subject to reduction in connection with debt prepayments and debt buy-backs) with the balance payable on the maturity date of the Term Facility.

(B)	Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:

All obligations of the Borrower under the Senior Facilities and, at the Borrower’s option, the obligations of the Borrower or any of its subsidiaries under any interest rate protection or other hedging arrangements entered into with either Agent, the Lead Arranger, an entity that is a Lender at the time of such transaction, or any affiliate at the the time of such transaction of any of the foregoing specifically designated by the Borrower as “Secured Hedging Arrangements” (excluding any Excluded Swap

Senior Facilities Term Sheet

Obligations (to be mutually defined) collectively, “Secured Hedging Arrangements”) and, at the option of the Borrower, cash management obligations of the Borrower or any of its subsidiaries owing to any Lender or its affiliates (at the time such arrangement was entered into) and specifically identified by the Borrower as “Secured Cash Management Obligations” (collectively, “Secured Cash Management Obligations”) will be unconditionally guaranteed (the “Guarantees”) by each existing and each subsequently acquired or organized direct or indirect wholly owned domestic restricted subsidiary of the Borrower (other than (i) unrestricted subsidiaries, (ii) immaterial subsidiaries, (iii) any subsidiary of a non-US subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (iv) any US subsidiary of the Borrower that owns no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more foreign subsidiaries that are CFCs (a “CFC Holdco”), (v) captive insurance subsidiaries, if any, (vi) non-profit subsidiaries, if any, (vii) joint ventures, if any, (viii) special purpose entities, if any, (ix) subsidiaries for which guarantees are (A) legally prohibited or require governmental consent, approval, license or authorization or (B) contractually prohibited on the Closing Date or the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, and unless such approval, license or authorization has been received, (x) where the burden or cost of obtaining a guarantee outweighs the benefit to the Lenders, as determined in the reasonable discretion of the Agents and the Borrower and (xi) other subsidiaries as mutually agreed) to the extent permitted by applicable law and subject to exceptions and limitations to be mutually agreed upon (collectively, the “Subsidiary Guarantors”).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the Certain Funds Provision.

Unrestricted Subsidiaries:

The Senior Facilities Documentation will contain provisions pursuant to which, so long as no event of default is continuing, the Borrower will be permitted to designate any existing or subsequently acquired or

Senior Facilities Term Sheet

organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate such unrestricted subsidiary as a restricted subsidiary; provided, (x) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment and (y) such redesignation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to constitute the incurrence of indebtedness and liens of such subsidiary (to the extent assumed). Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, covenants, events of default or other provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios or baskets contained in the Senior Facilities Documentation.

Security:

The Senior Facilities, the Guarantees, any Secured Hedging Arrangements and any Secured Cash Management Obligations will be secured by a perfected first-priority security interest (subject to permitted liens) in the stock issued to and substantially all other assets of the Borrower and Subsidiary Guarantors (excluding the Excluded Assets (as defined below), the “Collateral”) excluding (i) equity ownership in any CFC or CFC Holdco in excess of 65%, (ii) all leasehold interests, including any requirement to obtain any landlord waivers, estoppels and consents, (iii) all owned real property with a fair market value of less than an amount to be mutually agreed (with all mortgages being permitted to be delivered post-closing), (iv) motor vehicles and other assets subject to certificates of title, (v) letter of credit rights in an amount to be mutually agreed (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements), (vi) commercial tort claims in an amount to be mutually agreed, (vii) except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements, cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets credited thereto) (in each case, other than cash and cash equivalents representing proceeds of other “Collateral”) and any other assets requiring perfection through control agreements or perfection by “control”, (viii) equity interests issued by or assets of unrestricted subsidiaries, immaterial subsidiaries and captive insurance subsidiaries, (ix) a security

Senior Facilities Term Sheet

interest that could result in an adverse tax consequence as determined by the Borrower and the Agents, (x) equity interests issued by or assets of any person other than a wholly owned restricted subsidiary to the extent prohibited by the organizational documents of such entity or requiring third party consent, (xi) a security interest to the extent the burden or cost of perfecting such security interest outweighs the benefit of such security to the Lenders, (xii) intent to use trademarks, (xiii) property subject to a purchase money agreement, capital lease or similar arrangement to the extent prohibited thereby or otherwise requiring consent, (xiv) margin stock, (xv) any non-U.S. assets or assets of the Borrower and Subsidiary Guarantors that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required in respect of such assets), and (xvi) a security interest prohibited by law or permitted agreement (not entered into in contemplation thereof) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition) or which would require governmental or other third party consent, approval, license or authorization or create a right of termination in favor of any person party to such agreements (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition) (collectively with the assets described in clauses (i) through (xv), the “Excluded Assets”).

Notwithstanding anything to the contrary, the Borrower and the Subsidiary Guarantors shall not be required, nor shall the Agents be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the

Senior Facilities Term Sheet

applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Senior Facilities Documentation, (C) delivery to the Agent to be held in its possession of all Collateral consisting of material intercompany notes, stock certificates of the Borrower and its restricted subsidiaries and material instruments issued to the Borrower or Subsidiary Guarantors, (D) mortgages in respect of fee-owned real property with a fair market value in excess of an amount to be mutually agreed, in each case as expressly required in the Senior Facilities Documentation or (E) necessary perfection steps with respect to commercial tort claims or letters of credit over a materiality threshold to be mutually agreed, (ii) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account, (iii) to enter into any source code escrow arrangement (or be obligated to register intellectual property) or (iv) to take any action (other than the actions listed in clause (i)(A) and (E) above) with respect to any assets located outside of the United States.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Borrower and the Agents and subject to exceptions permitted under the Senior Facilities Documentation. Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs shall be, as of the Closing Date, subject to the Certain Funds Provision.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

(a) commencing at the end of the first full fiscal year following the Closing Date, 50% of Excess Cash Flow (to be defined) of the Borrower and its restricted subsidiaries, with step-downs to 25% and 0% if the Consolidated Total Secured Net Leverage Ratio is less than 4.00x and 3.00x, respectively (such definition to provide for a deduction from excess cash flow, without duplication among periods, of internally generated cash used (or committed to be used within a period to be mutually agreed) to finance permitted acquisitions, other investments and capital expenditures (to the extent the amounts are to be used

Senior Facilities Term Sheet

for permitted acquisitions, other investments and capital expenditures (including any of the foregoing for which a binding agreement (or binding commitment) then exists), for certain restricted payments, capitalized intellectual property development, for retention, recruiting, relocation, severance, signing bonuses and expenses, tax distributions, prepayments of certain other indebtedness, and to include a dollar-for-dollar credit for (x) voluntary prepayments of the Term Loan Facility, any Incremental Term Loan Facility and any Refinancing Facility that is pari passu with the Term Loan Facility and the Revolving Facility and Incremental Revolving Facility (to the extent accompanied by a permanent reduction of the relevant commitment) and (y) to repay borrowings of Revolving Loans made on the Closing Date;

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower or any of its restricted subsidiaries (including casualty insurance and condemnation proceeds), in excess of an amount to be mutually agreed and only in respect of amounts in excess thereof) and subject to exceptions to be mutually agreed upon and a 100% reinvestment right if reinvested (or committed to be reinvested) within 12 months of such sale or disposition (or 18 months in the event a binding letter of intent is entered into within such 12-month period); and

(c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its restricted subsidiaries (other than indebtedness permitted to be incurred under the Senior Facilities (excluding Refinancing Facilities and Refinancing Notes), which for the avoidance of doubt, includes the refinancing of the Bridge Facility with Notes and the Incremental Facilities).

Mandatory prepayments of the Term Loans shall be applied to scheduled installments thereof (pro rata to outstanding Term Loans and Incremental Term Loans (unless otherwise agreed)) in direct order of maturity (without premium or penalty); provided, that the Senior Facilities Documentation shall provide that in the case of mandatory prepayments in respect of any asset sale of Collateral or loss event, a ratable portion of the net proceeds thereof may be applied to prepay or offer to purchase any first lien secured notes that are Refinancing Notes or Incremental Notes or

Senior Facilities Term Sheet

permitted ratio debt if required under the terms of the applicable first lien secured notes documents. After repayment of the Term Facility, mandatory prepayments may be allocated to the Bridge Facility to the extent required by the terms therein.

Lenders may elect not to accept any mandatory prepayment (other than with respect to Refinancing Notes and Refinancing Facilities) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower (“Retained Declined Proceeds”).

All prepayments referred to in clauses (a) and (b) above are subject to there being no adverse tax consequences (which, for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Borrower and its subsidiaries or any of their affiliates would incur a tax liability, including a tax dividend, deemed dividend pursuant to Section 956 of the Internal Revenue Code or a withholding tax) and to permissibility under (i) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material constituent document restrictions (including as a result of minority ownership) and other material agreements, with Excess Cash Flow being allocated among subsidiaries in various jurisdictions in a manner to be mutually agreed in the Senior Facilities Documentation (for the avoidance of doubt excluding any reduction from interest and payments in respect of the Senior Facilities, Bridge Facility or Notes in respect of the foreign subsidiaries’ Excess Cash Flow); provided, that the Borrower and its restricted subsidiaries shall be entitled to reduce Excess Cash Flow pursuant to this sentence by the foreign subsidiaries’ portion of Excess Cash Flow in any fiscal year. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries as long as not required to be prepaid in accordance with the following provisions.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts

Senior Facilities Term Sheet

to be agreed upon, without premium or penalty (except as set forth below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as directed by the Borrower in its sole discretion (and absent such direction, in direct order of maturity).

Notwithstanding the foregoing, prepayments (or amendments) of the initial Term Loans prior to the date that is six months after the Closing Date in connection with a Repricing Transaction (as defined below) shall be accompanied by a premium equal to 1.00% of the amount of the initial Term Loans so prepaid (or amended); provided, that such premium shall not apply if such refinancing or amendment is in connection with a transformative acquisition.

As used herein “Repricing Transaction” means any (a) voluntary prepayment of the initial Term Loans using proceeds of a substantially concurrent incurrence of secured term loans the primary purpose of which is to reduce the interest rate margins thereon (calculated in a manner consistent with the MFN Adjustment) applicable to the initial Term Loans (and such interest rate margin is reduced) or (b) mandatory prepayment (including any mandatory assignment in connection therewith) with the proceeds of indebtedness which results in a lower interest rate margin (calculated in a manner consistent with the MFN Adjustment) (or downward repricing amendments of the initial Term Loans).

Representations and Warranties:

Limited to the following to be applicable to the Borrower and its restricted subsidiaries, with materiality thresholds, qualifications, exceptions, and “baskets” to be mutually agreed, and subject to the Certain Funds Provision: corporate power and authority; due authorization, execution and delivery, and enforceability, of loan documentation; governmental consents; accuracy of historical financial statements; accuracy of written disclosure; no Material Adverse Effect (defined below) after the Closing Date; absence of material litigation; no violation of, or conflicts with, material debt agreements; compliance with laws (including the PATRIOT Act, ERISA, margin regulations, environmental laws, laws applicable to sanctioned persons, the Foreign Corrupt Practices Act and OFAC); payment of taxes; ownership of properties;

Senior Facilities Term Sheet

intellectual property; inapplicability of the Investment Company Act; solvency (defined as set forth on Exhibit D) on the Closing Date; labor matters; environmental and other regulatory matters; validity, priority and perfection of security interests in the Collateral (subject to permitted liens and other exceptions to perfection to be mutually agreed); and treatment as senior debt under all subordinated debt and as sole designated senior debt thereunder.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had or could reasonably be expected to have (i) on the Closing Date, a Company Material Adverse Effect or (ii) after the Closing Date, a material and adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its restricted subsidiaries, taken as a whole or (b) remedies of the Agents and the Lenders under the documentation governing the Senior Facilities.

Conditions Precedent to Initial Borrowing:	Limited to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C thereto. For the avoidance of doubt, it is agreed that conditions set forth herein and in Exhibit C are subject, in all respects, to the Certain Funds Provision.

The Senior Facilities Documentation shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth herein, in Section 6 of the Commitment Letter and in Exhibit C or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in Section 6 of the Commitment Letter, this Exhibit A or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing under the Senior Facilities.

Conditions Precedent to All Borrowings Under the Revolving Facility (other than on the Closing Date):	Delivery of a customary borrowing notice, accuracy of representations and warranties in all material respects (subject, in the case of the initial borrowing under the Senior Facilities, to the Certain Funds Provision), and absence of defaults at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants:

Limited to the following to be applicable to the Borrower and its restricted subsidiaries with materiality thresholds, qualifications, exceptions, and “baskets” to be mutually agreed, and subject to the Certain Funds Provision: maintenance of corporate existence; delivery of consolidated annual audited (within 120 days of the end of the fiscal year ending

Senior Facilities Term Sheet

December 31, 2014 and within 90 days of the end of each fiscal year thereafter) and quarterly (within 60 days of the first three fiscal quarters after the Closing Date for which such financial statements are due, and 45 days thereafter) unaudited (for each of the first three fiscal quarters of any fiscal year) financial statements and other information, including information required under the PATRIOT Act reasonably requested by the Lenders through either Agent (other than information subject to confidentiality obligations or attorney-client privilege); delivery of notices of default (provided that the delivery of a notice of default at any time will cure any event of default arising from the failure to timely deliver such notice of default), material litigation, ERISA events and post-closing material adverse change; maintenance of properties in good working order (ordinary wear and tear and casualty and condemnation excepted); maintenance of adequate insurance; use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a public rating of the Senior Facilities by each of S&P and Moody’s (but not to maintain any specific rating); compliance with laws; inspection of books and properties (subject to frequency and cost reimbursement limitations and other than information subject to confidentiality obligations or attorney-client privilege); further assurances; and payment of material taxes; provided, in no event shall environmental reports be required.

Negative Covenants:	Limited to the following to be applicable to the Borrower and its restricted subsidiaries, with materiality thresholds, qualifications, exceptions, and “baskets” to be mutually agreed, and subject to the Certain Funds Provision:

(1) limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments (with exceptions to include (a) redemptions of equity or options issued by Borrower or any direct or indirect parent company thereof to directors, officers, employees, and consultants in an annual amount to be mutually agreed (with unused amounts carried forward to subsequent years), (b) dividends, repurchases, redemptions or distributions under the Available Additional Basket (subject, except to the extent such dividend, repurchase, redemption or distribution is made pursuant to clause (a) of the

Senior Facilities Term Sheet

definition of Available Additional Basket, to pro forma compliance with a Consolidated Total Secured Net Leverage Ratio not in excess of a ratio to be mutually agreed), (c) dividends, repurchases, redemptions and distributions funded with cash equity proceeds (other than disqualified equity) that do not increase the Available Additional Basket, (d) additional dividends, redemptions and repurchases of equity interests and other restricted payments so long as immediately after giving effect thereto on a pro forma basis, the Consolidated Total Net Leverage Ratio shall not exceed 3.00:1.00 for the most recently ended fiscal quarter for which financial statements have been or are required to have been delivered; (e) tax distributions, (f) dividends, distributions or redemptions in connection with the Transactions and (g) customary exceptions for distributions necessary to pay overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its subsidiaries);

(2) limitations on prepayments, redemptions and repurchases of material subordinated debt (with exceptions to include prepayments, redemptions and repurchases (a) made with the Available Additional Basket (subject, except to the extent such dividend, repurchase, redemption or distribution is made pursuant to clause (a) of the definition of Available Additional Basket, to pro forma compliance with a Consolidated Total Secured Net Leverage Ratio not in excess of a ratio to be mutually agreed), (b) made with a general basket to be mutually agreed and (c) to permit AHYDO “catch-up” payments, if applicable (it being understood that such payments shall not be restricted under the Senior Facilities Documentation);

(3) limitations on liens and sale-leaseback transactions (with exceptions to include (a) liens securing the Incremental Revolving Commitments, Incremental Term Facilities and/or Incremental Notes, Refinancing Facilities and/or Refinancing Notes, in each case which shall be subject to the terms of the applicable intercreditor agreement, (b) liens permitted under the Acquisition Agreement, (c) liens on asset of non-Loan Parties securing working capital lines in foreign jurisdictions, (d) liens on assets of a restricted subsidiary which is not a Loan Party (other than to secure Indebtedness for borrowed money of any Loan Party), (e) liens securing accounts receivable securitization facilities, (f) liens securing indebtedness incurred under the permitted ratio debt basket, so long as such liens are pari passu (in the case of Incremental

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Facilities indebtedness only) or junior lien (in the case of Incremental Facilities indebtedness or any other indebtedness) and subject to intercreditor agreements in the forms to be agreed as part of the Senior Facilities Documentation and (g) a general lien basket of at least the greater of (i) a dollar amount to be mutually agreed and (ii) a percentage to be mutually agreed of either Consolidated EBITDA or consolidated total assets (to be determined by the Borrower prior to launch of syndication));

(4) limitations on loans and investments (including acquisitions) (with exceptions to include (a) Permitted Acquisitions (as defined below), (b) intercompany investments (subject, in the case of investments made by Loan Parties in non-Loan Party subsidiaries after the Closing Date, such investments not exceeding at any time outstanding an amount to be mutually agreed), (c) re-organizations and other activities related to tax planning, rationalization and re-organization on terms to be mutually agreed, (d) the Transactions, (e) investments made with the Available Additional Basket, (f) intercompany investments in the ordinary course of business, (g) investments funded with qualified equity proceeds or consideration paid in equity that do not build the Available Additional Basket and (h) a general investment basket of at least the greater of (i) an amount to be mutually agreed and (ii) a percentage to be mutually agreed of either Consolidated EBITDA or consolidated total assets (to be determined by the Borrower prior to launch of syndication));

(5) limitations on debt, guarantees and hedging arrangements (with exceptions to include indebtedness under (a) any Incremental Facility and/or Incremental Notes and any Refinancing Facility and/or Refinancing Notes, (b) indebtedness contemplated by the Senior Facilities Documentation and the Acquisition Agreement, (c) disqualified equity in an amount to be mutually agreed, (d) indebtedness in an aggregate amount up to the aggregate cash contributions made to the Borrower after the Closing Date, (e) intercompany debt (including debt incurred in connection with

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re-organizations and other activities related to tax planning, rationalization and re-organization on terms to be mutually agreed, or (ii) is permitted to be made as an investment, (f) indebtedness incurred (including in connection with Permitted Acquisitions (as defined below), other permitted investments or capital expenditures) (i) in an amount to be mutually agreed plus (ii) so long as no event of default is continuing, unlimited additional amounts subject to pro forma compliance with a fixed charge coverage ratio of not less than 2.00:1.00 (fixed charge coverage ratio to be defined as the ratio of Consolidated EBITDA to interest expense); provided that if such indebtedness is incurred in connection with an acquisition or permitted investment, on a pro forma basis (as of the last day of the most recent determination period, after giving effect to such indebtedness and other customary and appropriate pro forma adjustments to be mutually agreed, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the incurrence of such indebtedness and any synergies, operating expense reductions and other operating improvements and cost savings as certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 24 months following any such acquisition or disposition or operational change or operational initiative (the “Specified Pro Forma Adjustments”)) after giving effect to the incurrence of such indebtedness and the consummation of such acquisition, such fixed charge coverage ratio would be either not less than 2.00:1.00 or not less than such fixed charge coverage ratio immediately prior to such acquisition; provided, further, that (A) such indebtedness shall not mature (and shall not provide for any mandatory prepayments or redemptions other than customary asset sale and change of control offers) at least 91 days after the latest maturity under the Term Loan Facility and (B) the amount of such indebtedness permitted to be incurred by a non-Guarantor subsidiary shall be subject to limitations to be mutually agreed, (g) pursuant to accounts receivable securitization facilities up to an amount to be mutually agreed, (h) indebtedness assumed in connection with a Permitted Acquisition or permitted investment (so long as not incurred in contemplation thereof) not to exceed an amount to be mutually agreed, (i) hedging arrangements entered into in the ordinary course of business and not for speculative purposes, and (j) a general debt basket in an amount

Senior Facilities Term Sheet

not to exceed the greater of (i) an amount to be mutually agreed and (ii) a percentage to be mutually agreed of either Consolidated EBITDA or consolidated total assets (to be determined by the Borrower prior to launch of syndication)); provided, AHYDO “catch-up” payments, if applicable, with respect to any permitted debt shall be permitted without restriction under the Senior Facilities Documentation;

(6) limitations on mergers, liquidations, dissolutions, and other fundamental changes (with exceptions to include (a) Permitted Acquisitions (as defined below), (b) intercompany mergers or consolidations, (c) other permitted investments, (d) re-organizations and other activities related to tax planning, rationalization and re-organization on terms to be mutually agreed, and (e) certain other transactions to be mutually agreed), in each case, subject to customary limitations with respect to any merger or consolidation involving the Borrower or a Guarantor;

(7) limitations on asset sales (with exceptions to include (a) sales of assets in the ordinary course of business and immaterial assets, (b) asset swaps, (c) dispositions of non-Collateral assets, subject to certain limitations to be mutually agreed, (d) dispositions of non-core assets (including those acquired in connection with a Permitted Acquisition (as defined below) or other permitted investments), (e) sales of obsolete, worn out, uneconomical, negligible or surplus assets or assets no longer used or useful in the business, (f) intercompany transfers (including in connection with re-organizations and other activities related to tax planning, rationalization and re-organization on terms to be mutually agreed), subject to certain limitations for transfers from Loan Parties to non-Loan Party subsidiaries outside the ordinary course of business to be mutually agreed, (g) assets in respect of certain businesses previously identified to the Lead Arrangers and Agents and other scheduled dispositions, (h) disposition of receivables and related assets in a receivables or securitization facility, (i) any other assets on an unlimited basis for fair market value so long as (x) no event of default has occurred and is continuing or would result from such sale or disposition and (y) at least 75% of the consideration for asset sales in excess of an amount to be mutually agreed consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Senior Facilities Documentation, including a basket in an amount to be

Senior Facilities Term Sheet

mutually agreed for non-cash consideration that may be designated as cash consideration) and the proceeds thereof are applied in accordance with the mandatory prepayment provisions of the Senior Facilities, (j) sale-leaseback transactions subject to customary conditions to be mutually agreed, and (k) dispositions in an amount the greater of (i) a percentage to be mutually agreed of either Consolidated EBITDA or consolidated total assets (to be determined by the Borrower prior to launch of syndication) and (ii) an amount to be mutually agreed);

(8) limitations on transactions with affiliates above an agreed upon threshold (with exceptions to include (a) transactions between the Borrower and its restricted subsidiaries not otherwise prohibited by the Senior Facilities Documentation and (b) fees payable in connection with the Transactions);

(9) limitations on changes in business conducted by the Borrower and its restricted subsidiaries;

(10) limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; and

(11) limitations on amendments of material subordinated debt agreements and organizational documents.

Unless an event of default has occurred and is continuing or would result therefrom (at the time of execution of a binding agreement in respect thereof), the Borrower and its restricted subsidiaries may make acquisitions (including, via investments in joint ventures, minority investments, and investments in less than 100% of a target) (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant; (ii) indebtedness incurred by the Loan Parties to finance a Permitted Acquisition by any non-Loan Party subsidiary will be subject to certain limitations to be mutually agreed; and (iii) if the Borrower or any of its restricted subsidiaries acquires the majority of the equity interests of any person in connection with such acquisition, such person will become a restricted subsidiary and, solely to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its restricted subsidiaries will become Guarantors and pledge their Collateral to the Agents.

Senior Facilities Term Sheet

Unless an event of default has occurred and is continuing, the Borrower will also be permitted to utilize an “Available Additional Basket” in an amount equal to (a) an amount to be mutually agreed, plus (b) at the option of the Borrower determined prior to the launch of syndication of the Senior Facilities either (i) 50% of cumulative adjusted consolidated net income (to be defined) or (ii) retained excess cash flow (to be defined), plus (c) the proceeds of new public or private qualified equity issuances and capital contributions issued by or contributed to, the Borrower after the Closing Date, plus (d) debt and disqualified stock which have been exchanged or converted into qualified equity of the Borrower (or any direct or indirect parent company thereof) after the Closing Date, plus (e) the proceeds of sales of investments made under the Available Additional Basket, plus (f) returns, profits, distributions and similar amounts received on investments made under the Available Additional Basket (up to the amount of the original investment), plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries, plus (h) the amount of Retained Declined Proceeds, plus (i) certain other items to be mutually agreed, in the case of each of the foregoing clauses (a) through (i), to the extent not otherwise applied to make investments or other restricted payments (including junior debt prepayments, redemptions or repurchases).

Financial Covenant:	(A) Term Facility: None

(B) Revolving Facility: A maximum Consolidated Total Secured Net Leverage Ratio (defined below) to be set at a 25% cushion to the credit model delivered to the Lead Arranger on April 14, 2014 and to be tested only in the event that on the last day of a fiscal quarter the aggregate principal amount of loans (plus the amount of letters of credit under the Revolving Facility only to the extent drawn and unreimbursed) exceeds 20% of the commitments under the Revolving Facility (such threshold, the “Testing Threshold”). The covenant described in this paragraph is referred to herein as the “Financial Covenant”.

Senior Facilities Term Sheet

“Consolidated Total Secured Net Leverage Ratio” means the ratio of (a) secured consolidated funded indebtedness of the Borrower and its restricted subsidiaries consisting of indebtedness for borrowed money, capitalized lease obligations and purchase money debt less all unrestricted cash and cash equivalents (but including any and all amounts held by or for the benefit of the Borrower or Subsidiaries for the purpose of repurchasing, redeeming or otherwise acquiring Notes) over (b) Consolidated EBITDA.

“Consolidated EBITDA” to be defined in a manner to be mutually agreed, but in any event to include, without duplication, (i) add-backs for (A) extraordinary, unusual or non-recurring charges, expenses or losses, (B) other non-cash charges, expenses or losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants, (C) restructuring costs, integration costs, business optimization expenses or costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses, costs related to implementation of operational and reporting systems and technology initiatives, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, (D) LTM pro forma results for acquisitions (including the commencement of activities constituting such business) and dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and for operational changes and operational initiatives (including, to the extent applicable, from the Transactions), including any synergies, operating expense reductions and improvements and cost savings determined in good faith by the Borrower to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months following any such acquisition, disposition, operational change or operational initiative (provided that to the extent that any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable and reasonably

Senior Facilities Term Sheet

identifiable), (E) the pro forma adjustments previously identified and agreed to by the Lead Arrangers, (F) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, restricted payments, dispositions or issuances of debt or equity permitted under the Senior Facilities Documentation, (G) any non-cash increase in expenses (1) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or (2) due to purchase accounting associated with the Transactions, (H) proceeds of business interruption insurance, (I) changes, losses or expenses to the extent paid for, reimbursed, indemnified or insured by a third party (to the extent actually so paid to the Borrower within 365 days), (J) minority interest expenses, and (K) letter of credit fees and (ii) deductions for income and gain items corresponding to extraordinary or non-recurring charges and other non-cash charges (other than the accrual of revenue in the ordinary course).

Consolidated EBITDA for historical periods will be mutually agreed.

There shall be deducted from consolidated net income (to be defined) proceeds received from litigation or regulatory settlements, to the extent such amounts are included in consolidated net income.

Events of Default:

Limited to the following relating to the Borrower and its restricted subsidiaries (subject to materiality thresholds, qualifications, exceptions, and grace and cure periods to be mutually agreed): nonpayment of principal when due, nonpayment of interest or any other amounts after a five (5) business day grace period; violation of covenants after a specified period of time for certain covenants to be agreed (subject, in the case of affirmative covenants, to a grace period of 30 days following written notice from the either Agent (other than in respect of maintenance of the Borrower’s existence and notices of an event of default)) (provided that any breach of the Financial Covenant shall not constitute a default with respect to the Term Facility unless and until the loans under the Revolving Facility have been accelerated or the commitments under the Revolving Facility have been terminated by the lenders under the Revolving Facility and only the Required Revolving Lenders (as

Senior Facilities Term Sheet

defined below) may prior to it constituting an Event of Default for purposes of the Term Loans exercise rights and remedies in respect of such breach); on the Closing Date, any Specified Representation proving to have been materially incorrect when made and on any date thereafter, any other representation or warranty proving to have been materially incorrect when made or deemed made; cross default and cross acceleration to debt in excess of an amount to be mutually agreed; bankruptcy (with a 60 day grace period for involuntary proceedings); monetary judgment defaults to the extent not covered by indemnities or insurance above an amount to be mutually agreed; customary ERISA events that would result in a Material Adverse Effect; actual or asserted invalidity of Guarantees or security documents; and Change of Control (to be defined).

Voting:

Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (the “Required Lenders”), except that (a) the consent of each affected Lender (and not the Required Lenders) shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest, fees or reimbursement obligations payable to such Lender (other than waivers of default interest, default or event of default or mandatory prepayment), and (iii) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender or of the date for payment to such Lender of any interest or fees or any reimbursement obligation (it being understood and agreed that the amendment or waiver of any mandatory prepayment, waiver of default interest, default or event of default shall only require the consent of the Required Lenders), (b) the consent of each Lender shall be required with respect to (i) reductions to any voting percentages and (ii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted) and (c) the consent of the Issuing Bank and Swingline Lender shall be required with respect to amendments and waivers affecting its rights or duties; provided that amendments, waivers and consents in respect of the Financial Covenant and its component definitions shall only require the consent of Lenders under the Revolving Facility

Senior Facilities Term Sheet

holding more than 50% of the aggregate commitments thereunder (the “Required Revolving Lenders”). It being understood that (i) additional extensions of credit permitted under the Senior Facilities Documentation shall not require the consent of all Lenders but instead shall only require the consent of each Lender extending such credit and (ii) any applicable intercreditor agreement may be amended solely with the consent of the Agents to give effect thereto or to carry out the purposes thereof.

The Senior Facilities Documentation shall contain provisions permitting the Borrower to replace or terminate the commitments of (x)(i) an insolvent Lender or (ii) a Lender failing to fund its commitments (each a “Defaulting Lender”), (y) non-consenting Lenders under the Senior Facilities in connection with amendments and waivers requiring the consent of all Lenders under the Senior Facilities or all Lenders directly and adversely affected thereby, so long as Lenders under the Senior Facilities holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities shall have consented thereto and (z) a Lender seeking indemnity for increased costs or grossed-up tax payments.

Notwithstanding anything to the contrary set forth herein, the Senior Facilities shall provide that the Borrower may at any time and from time to time request that all or a portion of:

(a)

any Loans under the Term Facility be amended or converted to extend the scheduled maturity date of and to provide for different interest rate and fees and voluntary prepayments for the Lender(s) providing such Loans (any such Loans under the Term Facility which have been so amended or converted, “Extended Senior Term Loans”), and upon such request of the Borrower, any individual Lender under the Term Facility shall have the right to agree to extend the scheduled maturity date of its outstanding Term Loans and to provide for different interest rate and fees and voluntary prepayments for such Extended Senior Term Loans without the consent of any other Lender under the Term Facility or Required Lenders; provided that all such requests shall be made pro rata to all Lenders under the Term Facility. The terms of the Extended Senior Term Loans shall be substantially similar to the existing loans

Senior Facilities Term Sheet

except for interest rates, fees, amortization (provided that the Extended Senior Term Loans shall not have a weighted average life to maturity shorter than the weighted average life to maturity of the Term Loans being converted), final maturity date, provisions requiring mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Senior Term Loans, provisions permitting the Borrower to direct voluntary prepayments first to the non-extended loans prior to being applied to Extended Senior Term Loans, and certain other customary provisions to be agreed; or

(b)	the commitments under the Revolving Facility be extended (any such commitments under the Revolving Facility which have been so extended, “Extended Revolving Commitments”), and in connection therewith, provide for different interest rates and fees and voluntary prepayments for the Lender(s) providing such Extended Revolving Commitments, and upon any such request of the Borrower, any individual Lender under the Revolving Facility shall have the right to agree to such extension and other modifications without the consent of any other Lender under the Senior Facilities or Required Lenders; provided that all such requests shall be made pro rata to all lenders with commitments under the Revolving Facility. The terms of the Extended Revolving Commitments shall be substantially similar to the Revolving Facility, except for interest rates, fees, final maturity date, voluntary prepayments and certain other customary provisions to be agreed.

In addition, the Senior Facilities Documentation shall provide for the amendment (or amendment and restatement) of the Senior Facilities Documentation to (a) add one or more additional or replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the Term Loans, subject to customary limitations, with only the consent of the Borrower and the Lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the applicable Lenders to assign their Term Loans to the providers of any replacement credit facility or loans or to prepay their outstanding

Senior Facilities Term Sheet

loans and terminate their commitments. The terms of such replacement term loans shall reflect market terms at the time of incurrence thereof; provided, that (1) they shall not have a final maturity date earlier than, or weighted average life to maturity shorter than the weighted average life to maturity applicable to, the Term Loans being so amended and/or replaced, (2) any mandatory and optional prepayment provisions shall not require payments greater than their pro rata share, and may permit optional and mandatory prepayments to be directed to the non-amended or non-replaced Term Loans prior to such replacement term loans and (3) the covenants, events of default and guarantees of such replacement term loans, if not materially consistent with the terms of the corresponding initial Term Loans, shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the initial Term Loans unless (x) Lenders under the initial Term Loan Facilities also receive the benefit of such more restrictive terms or (y) any such provisions apply after the maturity date of the Term Loan Facilities.

In addition, if the Agents and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Senior Facilities Documentation, then the Agents and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Agents within five (5) business days following receipt of notice thereof.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:

The Lenders will be permitted to assign (a) loans under the Term Facility and (b) loans and commitments under the Revolving Facility, in each case with the consent of the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment if the Borrower does not object within 10 Business Days after having received written notice thereof), and with respect to clause (b), the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of any such

Senior Facilities Term Sheet

Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will also require the consent of the applicable Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $2,500,000 (in the case of loans and commitments under the Revolving Facility) or $1,000,000 (in the case of loans under the Term Facility) or, in either case, such lesser amount as may constitute such assigning Lender’s entire Loan or commitments or as may be agreed to by the applicable parties). Assignments will be by novation and not be required to be pro rata between the Senior Facilities. In no event shall any assignment be made to a Disqualified Institution.

Non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs and assignments to, and purchases by, the Borrower and its subsidiaries will be permitted without any consent, including through open-market purchases and Dutch auctions open to all Lenders in accordance with customary procedures to be mutually agreed; provided that (i) no event of default has occurred and is continuing, (ii) the Borrower shall immediately cause any loans assigned to, or purchased by, it to be cancelled, (iii) no proceeds from any Revolving Loan shall be used to fund such purchases, (iv) neither the Borrower nor any of its affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters and (v) the Borrower and its subsidiaries shall not be permitted to purchase Revolving Loans or commitments under the Revolving Facility.

The Lenders will be permitted to sell participations in loans and commitments without restriction (except as provided below). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, or the date for payment of interest or fees on, the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral, which require the consent of all Lenders. In no event shall any participation be made to a Disqualified Institution.

Senior Facilities Term Sheet

Defaulting Lenders:	If any Lender becomes a Defaulting Lender, then the letter of credit exposure and swingline loans of such Defaulting Lender will automatically (subject to conditions to be agreed) be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure or swingline loans, as applicable, of such Defaulting Lender, the applicable Issuing Bank or Swingline Lender, as applicable, may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and swingline loan and will have no obligation to issue new letters of credit (or to extend, renew or amend existing letters of credit) or make new swingline loans to the extent letter of credit exposure or swingline loans would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s or Swingline Lender’s, as applicable, reasonable satisfaction. The Borrower shall also have the right to terminate the commitment of any Defaulting Lender to the extent such termination does not cause the revolving credit exposure to exceed the revolving credit commitments.

Expenses and Indemnification:

The Borrower will indemnify the Lead Arrangers, the Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Issuing Bank and the Swingline Lender, in each case, in their respective capacities as such, and their respective successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of one firm of counsel to all Indemnified Persons (taken as a whole) (and (x) if necessary, one firm of local counsel in each relevant material jurisdiction and (y) solely in the case of an actual conflict of interest, one additional firm of counsel as necessary to the affected Indemnified Persons taken as a whole) but no other third-party advisors without prior consent) and liabilities of such Indemnified

Senior Facilities Term Sheet

Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Acquired Business or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, (ii) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under the Senior Facilities Documentation or (iii) relating to disputes between and among Indemnified Persons (other than disputes involving claims against the Lead Arranger, the Agent, the Collateral Agent, the Syndication Agent or the Documentation Agent in their respective capacities as such). For purposes hereof, a “Related Indemnified Person” of any Indemnified Person shall include (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of the Senior Facilities or the investment in or holding of the loans under the Senior Facilities, as applicable.

In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel, limited to the reasonable fees and reasonable documented out-of-pocket expenses of one firm of legal counsel and one firm of local counsel in each applicable material jurisdiction) of the Lead Arrangers, the Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Swingline Lender and the Issuing Bank in

Senior Facilities Term Sheet

connection with the syndication of the Senior Facilities, the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel, limited to the reasonable fees and expenses of one firm of legal counsel, one firm of local counsel in each applicable material jurisdiction and, solely in the case of an actual conflict of interest, one additional firm of counsel as necessary to the affected Indemnified Persons taken as a whole) of the Lead Arrangers, the Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Swingline Lender, the Issuing Bank and the Lenders for enforcement costs associated with the Senior Facilities.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Davis Polk & Wardwell LLP.

Senior Facilities Term Sheet

ANNEX I

to Exhibit A

Interest Rates:	The interest rates under the Senior Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially Adjusted LIBOR plus 2.50% or ABR plus 3.50%; provided that all swingline borrowings will accrue interest based on the ABR option.

From and after the delivery by the Borrower to the Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate margins under the Revolving Facility shall be determined by reference to the below pricing grid:

Consolidated Total Secured Net Leverage Ratio	Adjusted LIBOR Margin	ABR Margin
≤ 2.00:1.00	2.25%	3.25%
> 2.00:1.00 and ≤ 4.00:1.00	2.50%	3.50%
> 4.00:1.00	2.75%	3.75%

Term Facility

At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 4.00%.

All Facilities

The Borrower may elect interest periods of one, two, three or six months (or, if available to all relevant Lenders, a period shorter than one month or 12 months, as selected by the Borrower) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the prime rate) and (x) in the case of Adjusted LIBOR, shall be payable at the end of each interest period and, in any event, at least every three months and (y) in the case of ABR, payable in arrears on a quarterly basis and upon prepayment.

Senior Facilities Term Sheet

ABR is the Alternate Base Rate, which is the highest of (i) the rate that the Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (ii) the Federal Funds Effective Rate plus 1⁄2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and, in the case of the Term Facility only, shall be deemed to be not less than 0.75% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment (other than to Defaulting Lenders). In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary and reasonable issuance and administration fees.

Commitment Fees:	Initially, 0.375% per annum on the undrawn portion of the commitments in respect of the Senior Facilities, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the actual number of days elapsed over a 360-day year. The commitment fee shall not be payable to Defaulting Lenders.

From and after the delivery by the Borrower to the Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, commitment fees under the Revolving Facility shall be determined by reference to the below pricing grid:

Consolidated Total Secured Net Leverage Ratio	Unused Commitment Fee Rate
≤ 2.00:1.00	0.25%
> 2.00:1.00 and ≤ 4.00:1.00	0.375%
> 4.00:1.00	0.50%

Senior Facilities Term Sheet

A-I-2

Changes in Interest Rate Margins and Commitment Fees:	The Senior Facilities Documentation will contain provisions under which, from and after a date to be agreed, interest rate margins and commitment fees under the Revolving Facility will be subject to change in increments to be agreed upon based upon performance goals to be agreed upon.

Original Issue Discount/Upfront Fees:	An upfront fee equal to 0.375% of the aggregate commitments under the Revolving Facility will be payable by the Borrower on the Closing Date for the account of the Lenders participating in the Revolving Facility. The loans under the Term Facility will be issued to the Lenders participating in the Term Facility at a price of 99.0% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Senior Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of the Lead Arranger, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Bridge Facility Term Sheet

A-I-3

CONFIDENTIAL

EXHIBIT B

Project Silver

Up to $1,250,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions3

Borrower:	The same Borrower as under the Senior Facilities.

Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”), will act as sole administrative agent (in such capacity, the “Bridge Facility Agent”) for a syndicate of banks, financial institutions and other institutional lenders (excluding Disqualified Institutions) (together with MSSF, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	MSSF Securities (USA) LLC will act as a bookrunner and lead arranger for the Bridge Facility described below (collectively, in such capacities, the “Bridge Lead Arranger”, and, together with the Additional Committing Lenders or their respective affiliates acting as additional arrangers pursuant to the Commitment Letter, the “Bridge Lead Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Lead Arranger with the consent of the Borrower, one or more financial institutions identified by the Lead Arranger (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Lead Arranger and with the consent of the Borrower, one or more financial institutions identified by the Lead Arranger (in such capacity, the “Documentation Agent”).

Bridge Facility:	Senior unsecured bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $1,250,000,000 minus (i) the aggregate principal amount of Notes issued on the Closing Date, minus (ii) the amount of Preferred Stock Proceeds (the “Bridge Facility”).

Purpose:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Senior Facilities, solely (a) to pay the Merger Consideration, (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Senior Facilities Term Sheet”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Bridge Facility Term Sheet

Availability:	The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Bridge Loans will rank pari passu with the Senior Facilities (except with respect to any collateral).

Guarantees:	Each existing and subsequently acquired or organized restricted subsidiary of the Borrower that is a guarantor of the Senior Facilities will guarantee (the “Bridge Guarantees”) the Bridge Loans on a senior unsecured basis. Any Bridge Guarantees will be automatically released upon the release of the Guarantors under the Senior Facilities.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Certain Funds Provision.

Unrestricted Subsidiaries:	The definitive documentation for the Bridge Facility will contain provisions pursuant to which, so long as no event of default is continuing, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate such unrestricted subsidiary as a restricted subsidiary; provided, (x) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment and (y) such redesignation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to constitute the incurrence of indebtedness and liens of such subsidiary (to the extent assumed). Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, covenants, events of default or other provisions of the definitive documentation for the Bridge Facility, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios or baskets contained in the definitive documentation for the Bridge Facility.

Interest Rates:

Interest for the first three-month period commencing on the Closing Date shall be equal to Adjusted LIBOR (as defined below) plus 525 basis points (the “Initial Margin”). At the end of the third month after the Closing Date and, subject to the Total Cap (as defined in

Bridge Facility Term Sheet

the Fee Letter) at the end of each three month period thereafter, the spread over Adjusted LIBOR shall be increased by 50 basis points (the Initial Margin plus each 50 basis point increase described above, the “Applicable Margin”). “Adjusted LIBOR” means the London interbank offered rate for U.S. dollars (for a three-month interest period), which will at all times include statutory reserves and shall be deemed to be not less than 1.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Bridge Loans, the Extended Term Loans (as defined below) or the Exchange Notes (as defined below) exceed the Total Cap (as defined in the Fee Letter). Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the interest rate with respect to the outstanding Bridge Loans will automatically increase by the amount necessary so that the total effective yield equals (but does not exceed) the Total Cap.

Notwithstanding anything to the contrary, a Demand Failure Event shall not result in a default or Event of Default or permit the Lenders to accelerate the Bridge Loans.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears. Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year.

Default Rate:	Upon any payment or bankruptcy event of default, the interest rate will be, with respect to overdue amounts, the applicable interest rate plus 2.0% per annum. Interest on such overdue amounts will be payable upon written demand.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment in cash of any default rate of interest in respect of any Bridge Loans, Extended Term Loans or Exchange Notes.

Conversion and Maturity:

On the first anniversary of the Closing Date (the “Conversion Date”), any Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Maturity Date”). At any time on or

Bridge Facility Term Sheet

after the Conversion Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount; provided, that no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $50.0 million in aggregate principal amount of Exchange Notes.

The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Extended Term Loan and Exchange Notes shall be pari passu with the Senior Facilities.

Mandatory Prepayments:

The Bridge Loans shall be prepaid with, subject to certain exceptions to be agreed upon and after deduction of, among other things, amounts required to repay or prepay the Senior Facilities, (i) the net cash proceeds from the issuance, offering or placement of any debt obligations or equity securities by the Borrower or any of its restricted subsidiaries; provided that in the event that any lender that committed to provide a portion of the Bridge Loans pursuant to the Commitment Letter (each, an “Initial Bridge Lender”) or any of its affiliates purchases debt securities from the Borrower or its subsidiaries pursuant to a “securities offering” under the Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold at the time of such purchase by such Initial Bridge Lender or affiliate to a bona fide third party that is not a Lender under the Bridge Facility or an affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower in writing thereof), the net cash proceeds received by the Borrower and its restricted subsidiaries in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower or its subsidiaries) prior to being applied to prepay the Bridge Loans held by other Lenders; and (ii) the net cash proceeds from any non-ordinary course asset sales by the

Bridge Facility Term Sheet

Borrower or any of its restricted subsidiaries in excess of an amount to be mutually agreed (and only in respect of amounts in excess thereof) and subject to exceptions to be mutually agreed upon and a 100% reinvestment right if reinvested (or committed to be reinvested) within 12 months of such sale or disposition (or 18 months in the event a binding letter of intent is entered into within such 12-month period). The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof (plus all accrued and unpaid interest thereon).

Voluntary Prepayments:	Subject to the provisions of the Senior Facilities, the Bridge Loans may be prepaid, in whole or in part, without premium or penalty, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Representations and Warranties:	The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documents”) will contain representations and warranties relating to the Borrower and its restricted subsidiaries that are consistent with those specified under the caption “Representations and Warranties” in the Senior Facilities Term Sheet, with such changes as are appropriate in connection with the Bridge Loans, and which, in any event, be no less favorable to the Borrower and its restricted subsidiaries than the provisions in the Senior Facilities Documentation.

Conditions Precedent to Borrowing:	Limited to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C thereto. For the avoidance of doubt, it is agreed that conditions set forth herein and in Exhibit C are subject, in all respects, to the Certain Funds Provision.

The Bridge Loan Documents shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth herein, in Section 6 of the Commitment Letter and in Exhibit C or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in Section 6 of the Commitment Letter, this Exhibit B or Exhibit C thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the borrowing under the Bridge Facility.

Bridge Facility Term Sheet

Covenants:

The Bridge Loan Documents will contain such affirmative covenants applicable to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type and negative covenants applicable to the Borrower and its restricted subsidiaries as are usual and customary for offerings of high yield securities as reasonably specified by the Bridge Facility Agent taking into account prevailing market conditions and with materiality qualifications, thresholds, exceptions, and “baskets” to be agreed, which in the case of negative covenants, will be incurrence-based covenants and in no event will contain any financial maintenance covenants or in the case of negative and affirmative covenants, be more restrictive than, or include covenants not included in, the Senior Facilities; provided that the “ratio debt”, restricted payments, and asset sale covenants applicable to the Bridge Loans in the first year may be more more restrictive than those of the Term Facilities as reasonably agreed to by the Bridge Facility Agent and the Borrower.

Notwithstanding the foregoing, the Bridge Loan Documents will include (i) a covenant for the Borrower to use its commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date and (ii) customary securities demand and cooperation covenants consistent with those set forth in the Fee Letter.

Events of Default:	Customary for the type of transactions proposed relating to the Borrower and its restricted subsidiaries (subject to to materiality thresholds, qualifications, exceptions, and grace and cure periods to be mutually agreed): nonpayment of principal when due, nonpayment of interest or other amounts after a five (5) business day grace period; violation of covenants after a specified period of time for certain covenants to be agreed (subject, in the case of affirmative covenants, to a grace period of 30 days following written notice from the Bridge Facility Agent (other than in respect of maintenance of the Borrower’s existence and notices of an event of default)); on the Closing Date, any Specified Representation proving to have been materially incorrect when made and on any date thereafter, any other representation or warranty proving to have been materially incorrect when made or deemed made; cross acceleration and cross-payment default at maturity of debt in excess of an amount to be mutually agreed; bankruptcy (with a 60 day grace period for involuntary proceedings); monetary judgment defaults to the extent not covered by indemnities or insurance above an amount to be mutually agreed; customary ERISA events that would result in a Material Adverse Effect; and actual or asserted invalidity of Guarantees.

Bridge Facility Term Sheet

Voting:	Amendments and waivers of the Bridge Loan Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Bridge Loans (“Required Bridge Lenders”), except that the consent of (a) each affected Lender (but not Required Bridge Lenders) shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest or fees payable to such Lender (other than waivers of default interest, default or event of default or mandatory prepayment), and (iii) extensions of the Conversion Date or final maturity of such Lender’s Bridge Loans or of the date for payment to such Lender of any interest or fees (it being understood and agreed that the amendment or waiver of any mandatory prepayment, waiver of default interest, default or event of default shall only require the consent of the Required Bridge Lenders), and (b) each Lender shall be required with respect to (i) reductions to voting percentages and (ii) releases of all or substantially all of the value of the Guarantees (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted).

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:	The Lenders will be permitted to assign loans under the Bridge Facility in compliance with applicable law to any third party (other than to a Disqualified Institution) at any time, in consultation with the Borrower; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower shall be required (other than (x) upon the occurrence and continuation of a payment or bankruptcy (with respect to the Borrower) Event of Default or (y) upon the occurrence of a Demand Failure Event (as defined in the Fee Letter)) with respect to any assignment that would result in the initial Lenders holding less than a majority of the aggregate outstanding principal amount of the loans under the Bridge Facility. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation. No assignment may be made to a Disqualified Institution.

Bridge Facility Term Sheet

The Lenders will be permitted to sell participations in loans without restriction (except as provided below). Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity, or the date for payment of interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the Guarantees, which require the consent of all Lenders. In no event shall any participation be made to a Disqualified Institution.

Expenses and Indemnification:	The Borrower will indemnify the Lead Arrangers, the Agent, the Syndication Agent, the Documentation Agent, and the Lenders, in each case in their respective capacities as such, and their respective successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of one firm of counsel to all Indemnified Persons (taken as a whole) (and (x) if necessary, one firm of local counsel in each relevant material jurisdiction and (y) solely in the case of an actual conflict of interest, one additional firm of counsel as necessary to the affected Indemnified Persons taken as a whole) but no other third party advisors without prior consent) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Acquired Business or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, (ii) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under the Bridge Facility Documentation or (iii) relating to disputes between and among Indemnified Persons (other than disputes involving claims against the Lead Arranger, the Agent, the Syndication Agent or the Documentation Agent in their respective capacities as such). For purposes hereof, a “Related Indemnified Person” of any Indemnified Person shall include (a) any controlling person or

Bridge Facility Term Sheet

controlled affiliate of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of the Bridge Facilities or the investment in or holding of the loans under the Bridge Facilities, as applicable.

In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel, limited to the reasonable fees and reasonable documented out-of-pocket expenses of one firm of legal counsel and one firm of local counsel in each applicable material jurisdiction) of the Lead Arrangers, the Agent, the Syndication Agent and the Documentation Agent in connection with the syndication of the Bridge Facility, the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel, limited to the reasonable fees and reasonable documented out-of-pocket expenses of one firm of legal counsel, one firm of local counsel in each applicable material jurisdiction and, solely in the case of an actual conflict of interest, one additional firm of counsel as necessary to the affected Indemnified Persons taken as a whole) of the Lead Arrangers, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs associated with the Bridge Facility.

Governing Law:	New York.

Counsel to the Bridge Facility Agent and the Lead Arranger:	Davis Polk & Wardwell LLP.

Bridge Facility Term Sheet

ANNEX I

to Exhibit B

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

Covenants and Events of Default:	Upon and after the Conversion Date, the covenants, events of default and mandatory prepayments applicable to the Exchange Notes will also be applicable to the Extended Term Loans.

Bridge Facility Term Sheet

ANNEX II

to Exhibit B

Exchange Notes

Issue:	The Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date (the “Exchange Note Maturity Date”).

Interest Rate:	The Exchange Notes will bear interest at a fixed rate equal to the Total Cap.

Optional Redemption:

The Exchange Notes will be non-callable until the fourth anniversary of the Closing Date (subject to a 35% “equity clawback” provision). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to three-quarters of the coupon in effect on the date the coupon was fixed, which such premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the Exchange Note Maturity Date.

Notwithstanding the foregoing, unless a Demand Failure Event has occurred, any Exchange Notes not held by a non-affiliated third party and that were not acquired in market making or open market transactions may be repaid, in whole or in part, in minimum denominations to be mutually agreed, at par plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

The optional redemption provisions will be on terms customary with high yield debt securities.

Offer to Repurchase upon a Change of Control:	The Borrower will be required to offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% (or 100% in the case of Exchange Notes not held by a non-affiliated third party of a Commitment Party and that were not acquired in market making or open market transactions) of the outstanding principal amount thereof (plus all accrued and unpaid interest thereon)

Defeasance Provisions:	Customary for offerings publicly traded high-yield debt securities.

Modification:	Customary for offerings of publicly traded high-yield debt securities.

Bridge Facility Term Sheet

Registration Rights:	The Borrower will (unless a Shelf Registration Statement (as defined below) covering such Exchange Notes is already effective and available) use commercially reasonable efforts to file within 60 days after the date of each issuance of Exchange Notes (each, an “Issue Date”), and will use commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to such Exchange Notes (a “Shelf Registration Statement”) relating to a an exchange offer whereby the Borrower will offer registered notes having terms identical to such Exchange Notes in exchange for all such Exchange Notes. If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions) until the later of one year after the issue of such Exchange Notes and the date it is no longer needed to permit unrestricted resales of Exchange Notes.

Covenants:	Customary for offerings of publicly traded high-yield debt securities and based on those contained in the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date.

Events of Default:	Customary for offerings of publicly traded high-yield debt securities and consistent with those in the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date, but not including a cross-default (and in lieu thereof, a cross-acceleration and cross-payment default at maturity to debt in excess of an amount to be agreed)

Bridge Facility Term Sheet

B-II-2

EXHIBIT C

Project Silver

$2,250,000,000 Senior Secured Credit Facilities

Up to $1,250,000,000 Senior Unsecured Bridge Facility

Summary of Additional Conditions Precedent4

The initial borrowing under each of the Facilities shall be subject to only the following additional conditions precedent:

1. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial borrowings under the Facilities in accordance in all material respects with the Acquisition Agreement (without any amendment, modification or waiver to any material provision thereof which is material and adverse to the Lenders or the Lead Arrangers for the Facilities in their capacity as such without the prior written consent of the Agents (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any (a) decrease in the Merger Consideration (other than any decrease that is (x) less than 10% of the Merger Consideration as of the date hereof or (y) allocated on a dollar-for-dollar basis to reduce the Facilities, (b) increase in the Merger Consideration (other than any increase funded with equity proceeds), and (c) any amendment to the definition of “Material Adverse Effect”, shall in each case, be deemed to be a modification which is material and adverse to the Lenders); it being understood and agreed that no purchase price or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in Merger Consideration. The Acquisition Agreement (including all schedules and exhibits thereto) shall be reasonably satisfactory to the Agent, it being understood that the draft Acquisition Agreement marked as W&S 4/13/14 DRAFT is satisfactory to it.

2. After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no preferred stock or material indebtedness for borrowed money other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Notes and/or the Bridge Loans, (c) indebtedness permitted to remain outstanding (i) under the Acquisition Agreement or (ii) with respect to Zebra Technologies Corporation and its subsidiaries, indebtedness which exists on the Closing Date immediately prior to the closing and that is either disclosed to the Lead Arrangers in connection with the definitive documentation for each of the Facilities or otherwise permitted to remain outstanding pursuant to the terms of the definitive documentation, (d) the Preferred Stock, (e) other indebtedness to be agreed upon and (f) intercompany indebtedness for borrowed money.

3. The Agent shall have received (a) a U.S. GAAP audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2011, 2012 and 2013 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and each subsequent fiscal year ended at least 60 days before the Closing Date, (b) a U.S. GAAP audited consolidated balance sheet and related statements of operations, comprehensive income, business equity and cash flows of the Acquired Business for the 2012 and 2013 fiscal years and each subsequent fiscal year ended at least 60 days before the Closing Date, (c) U.S. GAAP audited statements of operations, comprehensive income, business

[4]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit A and the Agent as defined in such Exhibit B.

equity and cash flows of the Acquired Business for the 2011 fiscal year, (d) U.S. GAAP unaudited consolidated and, to the extent available, consolidating, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 60 days before the Closing Date, and (e) U.S. GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each subsequent fiscal quarter ended at least 60 days before the Closing Date.

4. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case, subject to other adjustments as set forth in the model delivered by the Borrower to the Lead Arrangers on April 11, 2014.

5. The Agents shall have received a certificate from the chief financial officer (or equivalent officer) of the Borrower in the form attached hereto as Exhibit D certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

6. With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Lead Arrangers (such acceptance not to be unreasonably withheld or delayed) (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes and the Lead Arrangers and the Investment Bank each shall have received, (i) a customary preliminary offering document (an “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Notes, which contains all customary financial information (including all audited financial statements (which, for the avoidance of doubt, shall include audited financial statements for and as of the fiscal year ended December 31, 2014 if the period referred to in clause (b) below would include February 12, 2015 or such period commences after February 12, 2015), all unaudited financial statements (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements (which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X or “segment reporting” and Compensation Discussion and Analysis required by Regulation S-K Item 402(b) and other information or financial data customarily excluded from a Rule 144A offering involving high yield debt securities with respect to the Acquired Business)), including such information that would be necessary for the Investment Bank to receive customary (for high yield securities) “comfort” (including “negative assurance” comfort) from independent accountants for the Borrower and the Acquired Business in connection with the offering of the Notes; provided that, such condition shall be deemed satisfied if such Offering Document excludes the “description of notes” and other information and sections that would customarily be provided by the Investment Bank or its counsel but is otherwise complete and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days (unless a shorter period of time is reasonably acceptable to the Investment Bank in its sole discretion) following the date of delivery of an Offering Document including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof (provided that (w) if such consecutive business day period has not ended prior to June 30, 2014, then it will not commence until July 7, 2014, (x) if such consecutive business day period has not ended prior to August 22, 2014, then it will not commence until September 2, 2014, (y) if such consecutive business day period has not ended prior to November 24, 2014, then it will not

2

commence until December 1, 2014 and (z) if such consecutive business day period has not ended prior to December 22, 2014, then it will not commence until January 5, 2015). If the Borrower in good faith reasonably believes that it has delivered the Offering Document, it may deliver to the Bridge Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered the Offering Document on the date specified in such notice and the 15 consecutive day period described above shall be deemed to have commenced on the date specified in such notice, in each case unless the Bridge Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Offering Document and, within two business days after its receipt of such notice from the Borrower, the Bridge Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which information is required to complete the Offering Document).

7. The Agent shall have received, at least two (2) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent any such information or documentation was requested at least 10 business days prior to the Closing Date.

8. Subject to the Certain Funds Provision, the Lead Arrangers shall have received (a) customary legal opinions, (b) customary governing documents consisting of bylaws, operating agreements, charters and equivalent documents, officers’ certificates, and public officials’ good standing certifications in the respective jurisdictions of organization of the Borrower and the Subsidiary Guarantors; (c) subject to the Certain Funds Provision, perfected security interests in the Collateral (free and clear of all liens, other than permitted liens, but subject to the Certain Funds Provision), and (d) customary evidence of authority (it being understood that the Facilities Documentation shall be executed by Subsidiary Guarantors, upon organizational authorization thereof, which authorization shall be done promptly following the consummation of the Acquisition and the initial funding of the Senior Facilities).

9. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to either Agent, the Lead Arrangers or any Lender required to be paid on the Closing Date pursuant to the Fee Letter and/or Commitment Letter, in each case, to the extent invoiced at least three (3) business days prior to the Closing Date, shall, upon the initial borrowing under the Senior Facilities, have been paid (which amounts may be offset against the proceeds of the applicable Senior Facility).

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EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER

AND ITS RESTRICTED SUBSIDIARIES

[DATE]

Pursuant to the [Credit Agreement] (the “Credit Agreement”), the undersigned hereby certifies to each of the Administrative Agents and Lenders, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of [            ], a [Delaware corporation] (the “Borrower”), and not individually (and without personal liability), as follows:

As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)	the fair value of the assets (on a going concern basis) of Borrower and its restricted subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	the present fair saleable value of the property (on a going concern basis) of the Borrower and its restricted subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)	the Borrower and its restricted subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)	the Borrower and its restricted subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this solvency certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its restricted subsidiaries (taken as a whole). In reaching the conclusions set forth in this solvency certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its restricted subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this solvency certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

Name:
Title:	[Chief Financial Officer] of
[•]

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